EXHIBIT 99.1

Contacts:

Healtheon/WebMD:
         Medical Manager Corp./CareInsite, Inc.:
Investor Relations:
         Investor Relations/Media:
John R. Runningen
         Risa Fisher
404/495-7680
         201/703-3400
jr@webmd.net
         rfisher@careinsite.com

Media:

Jennifer Meyer
212/880-5253
jennifer.meyer@ogilvypr.com

            HEALTHEON/WEBMD TO ACQUIRE MEDICAL MANAGER AND CAREINSITE
                   TO IMPROVE THE EFFICIENCY AND EFFECTIVENESS
                        OF THE HEALTHCARE DELIVERY SYSTEM

 Combined Company Poised to Deliver Comprehensive, Internet-Enabled Connectivity and Services to Physicians, Payors, Consumers and the Entire Healthcare Industry

ATLANTA AND ELMWOOD PARK, NJ (February 14, 2000) -- Healtheon/WebMD Corp. (NASDAQ: HLTH) has signed definitive agreements to acquire Medical Manager Corporation (NASDAQ: MMGR), a leading provider of physician practice management systems, and its publicly traded subsidiary, CareInsite, Inc. (NASDAQ: CARI), a provider of innovative healthcare network and clinical communication services. With the goal of improving the healthcare industry, the acquisitions bring together companies with complementary strengths and a shared vision aimed at reducing healthcare costs and improving the quality of care, by providing access to information and replacing inefficient healthcare processes with convenient, and efficient technology, tools and services.

Under the terms of the agreement, Healtheon/WebMD will pay 1.65 shares of Healtheon/WebMD common stock for each share of Medical Manager and 1.3 shares for each share of CareInsite not owned by Medical Manager. Completion of the acquisitions, which will be accounted for as a purchase transaction, is expected mid-year, subject to regulatory and shareholder approvals.

"The merger of these three companies represents a critical step in the realization of our collective vision to transform the healthcare industry by using the Internet to enable a more efficient and effective healthcare delivery system," said Jeff Arnold, chief executive officer of Healtheon/WebMD. "Each company brings unique core competencies that will facilitate a new


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paradigm in healthcare. With more than 5,000 employees, world-class partnerships, market- leading technology, the leading Internet healthcare brand and over $1.5 billion in cash, we are extremely excited about the potential of these combined resources to accelerate the realization of our vision."

Uniting to Make Better Healthcare a Reality
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The combined companies are well positioned to increase efficiencies and lower costs in the $1.2 trillion healthcare industry, which has been estimated to generate $280 billion in unnecessary administrative and clinical expenditures each year. Currently, only an estimated 10 percent of the 30 billion annual healthcare transactions are electronic, representing a significant opportunity for the combined company to replace paper-based inefficiencies with streamlined electronic communications. This combination expands the critical mass in clinical, financial and administrative transactions, which enhances a comprehensive suite of services for physicians, consumers, payors, providers and suppliers.

"We aim to transform the underlying information infrastructure of the healthcare industry and simplify the system for the benefit of patients, physicians and payors," said Martin J. Wygod, chairman of Medical Manager and CareInsite. "Teaming up with Healtheon/WebMD accelerates and strengthens our ability to add value to all healthcare participants. Our offerings are designed to increase access to information, drive seamless connectivity, and reduce administrative and clinical inefficiencies. By providing a more efficient healthcare system, we can ultimately help people lead healthier lives."

New Services Broaden Value to Payors, Physicians and Consumers, Will Reduce Administrative and Medical Costs
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Medical Manager is a leading supplier of practice management systems (PMS) in the United States with an installed base of approximately 33,000 sites, representing an estimated 185,000 physicians, including the pending acquisition of Physician Computer Network (PCN). This base is supported by Medical Manager's 2,500 sales and support representatives. CareInsite is an Internet-based healthcare network for physicians, payors, suppliers and patients which is designed to enable physicians to conduct clinical and administrative transactions that deliver relevant information at the point of care. Healtheon/WebMD aggregates physicians and consumers on one portal, www.webmd.com, and provides content, connectivity and administrative transaction services to the healthcare industry.

The combined companies are positioned to enhance the value provided to payors with an expanded set of services that will help them reduce administrative inefficiencies and lower their medical loss ratios. With streamlined communications to share up-to-the-minute information between physicians, consumers, payors, providers and suppliers, all parties will realize the benefits of a more efficient and affordable healthcare system.

Based on the complementary assets and the integration of WebMD Practice with the combined company's desktop solutions, it is expected that physician adoption will be accelerated and additional transactions will be driven through the installed base of physicians. Additionally, the services available to physicians, payors and laboratories will be significantly enhanced by leveraging the assets of The Medical Manager installed base with the administrative


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transactions, clinical applications and WebMD Practice's premium services such as transcription, e-commerce and clinical news.

Michael A. Singer, co-chief executive officer of Medical Manager Corp. said, "Soon, offices that use The Medical Manager will be able to access a co-branded version of WebMD services. These physicians will be able to remotely access The Medical Manager from home, office or hospital, via WebMD Practice. With access to the appointment calendar, patient charts, even hospital rounds data, WebMD will become an essential part of the physician's daily routine."